Exhibit 99.1

CBTX, Inc. Reports First  Quarter Financial Results

Houston, Texas, April 30, 2020 -- CBTX, Inc., or the Company (NASDAQ: CBTX), the bank holding company for CommunityBank of Texas, N.A., or the Bank, today announced net income of $7.5 million, or $0.30 per diluted share, for the quarter ended March 31,  2020, compared to $12.6 million, or $0.50 per diluted share, for the quarter ended December 31, 2019 and $10.5 million, or $0.42 per diluted share, for the quarter ended March  31, 2019.

“Our first quarter turned largely on our focus on the impacts of the COVID-19 pandemic and the effects it played on our communities, customers and employees,” said Robert R. Franklin, Jr., Chairman, CEO and President of the Company. “We are a bank with a team that is well-experienced working through challenging times in our markets, including dealing with hurricanes, floods and economic crises that have occurred in the past. That experience allowed us to keep our services available for our customers and work to keep our employees safe.”

Mr. Franklin continued, “We have worked over the years to emphasize building quality relationships with customers through the good and bad times. We believe staying true to our mission has resulted in a proven track record of a quality loan portfolio evidenced by our continued strong capital, credit quality and liquidity metrics.”

“I am proud of our team and their work to support our customers during these anxious times. It is evident by our team’s tireless efforts on the SBA’s paycheck protection loan program to find solutions to assist our customers with the large volume of loan applications in a very short period of time,” said Mr. Franklin.

He added, “We are pleased to be able to help with what we think is a positive impact to our customers and communities. We believe our team’s continued performance gives us and our customers optimism for opportunities to come as the circumstances in our markets continue to evolve.”

Highlights

•

Net income was $7.5 million for the first quarter of 2020, a decrease of $5.1 million and $2.9 million compared to the fourth quarter of 2019 and the first quarter of 2019,  respectively, primarily due to the increase in the provision for credit losses during the first quarter of 2020.

•

The provision for credit losses was $5.0 million for the first quarter of 2020, primarily due to the impact of the Corona-virus, or COVID-19, and the drop in the prices of oil and gas on current and forecasted economic factors, compared to a recapture of $148,000 for the fourth quarter of 2019 and a provision of $1.1 million for the first quarter of 2019.

•

The Company’s adoption of the new accounting standard related to current expected credit losses, or CECL, effective on January 1, 2020, resulted in a net reduction to retained earnings of $3.0 million.

•	The allowance for credit losses, or ACL, for loans increased to $31.2 million at March 31, 2020, compared to $25.3 million at December 31, 2019 and $24.6 million at March 31, 2019.
•	Net interest margin on a tax equivalent basis was 4.06% for the quarter ended March 31, 2020, compared to 4.18% for the quarter ended December 31, 2019 and 4.56% for the quarter ended March 31, 2019.
•	Maintained strong capital ratios with the Company’s total risk-based capital ratio being 16.42%, compared to 16.41% at December 31, 2019, and 15.41% at March 31,2019.

Operating Results

Net Interest Income

Net interest income was $32.2 million for the first quarter of 2020, compared to $33.8 million for the fourth quarter of 2019 and $33.3 million for the first quarter of 2019.  Net interest income decreased $1.6 million during the first quarter of 2020, compared to the fourth quarter of 2019, primarily due to the decrease in rates for loans, the decrease in average loans, the decrease in rates for other interest-earning assets and the impact of the decrease of one day between the periods,  which was partially offset by the decrease in rates for interest-bearing deposits and the decrease in average advances from the Federal Home Loan Bank.

Net interest income decreased  $1.1 million during the first quarter of 2020, compared to the first quarter of 2019, primarily due to a decrease in rates for loans, securities and other interest-earning assets and the increase in average interest-bearing deposits and advances from the Federal Home Loan Bank, partially offset by the increase in average loans and other interest-earning assets, the decrease in rates on interest-bearing deposits and increased average advances from the Federal Home Loan Bank and the increase of one day between the periods.

The yields on interest-earning assets trended downward to 4.56% for the first quarter of 2020, compared to 4.73% for the fourth quarter of 2019 and 5.03% for the first quarter of 2019. The rates on interest-bearing deposits fluctuated within a narrow band during these periods. The cost of interest-bearing liabilities was 0.94% for the first quarter of 2020, 1.11% for the fourth quarter of 2019 and 0.95% for the first quarter of 2019. Yields on interest-earning assets decreased,  and the costs of interest-bearing liabilities did not decrease to the same extent, which caused compression of the Company’s net interest margin on a tax equivalent basis to 4.06% for the first quarter of 2020,  from 4.18% for the fourth quarter of 2019 and 4.56% for the first quarter of 2019.

Although competitive pressures have caused the costs of interest-bearing deposits to not drop in tandem to decreases in market rates, they remain a low-cost source of funds, as compared to other sources of funds such as debt.

Provision/Recapture for Credit Losses

The provision for credit losses was $5.0 million for the first quarter of 2020, compared to a recapture of $148,000 for the fourth quarter of 2019 and a provision of $1.1 million for the first quarter of 2019. The increase in the provision for credit losses for the first quarter of 2020 was primarily due to the impact of COVID-19 and the drop in the prices of oil and gas during the first quarter of 2020 on the local and national economy and on current and forecasted expected credit losses. The recapture in the fourth quarter of 2019 was primarily due to a decrease in loan balances.

Effective January 1, 2020, the Company adopted the new accounting standard related to CECL. As a result, the ACL for loans was increased $874,000 and the liability related to the ACL unfunded commitments increased $2.9 million with the associated deferred tax assets increasing $809,000, which resulted in a net reduction to retained earnings of $3.0 million upon adoption.

The ACL for loans was $31.2 million, or 1.17% of total loans, at March 31, 2020, compared to $25.3 million, or 0.96% of total loans, at December 31, 2019 and $24.6 million, or 0.97% of total loans, at March 31, 2019. The increase in the ACL for loans was primarily due to the impact of COVID-19, as discussed above, and the drop in the price of oil and gas during the first quarter of 2020. These factors resulted in an approximate increase of 0.21% to the ACL as a percentage of total loans.

The Company’s oil and gas loans represented 7.2% of gross loans at March 31, 2020, 7.5% at December 31, 2019 and 8.0% at March 31, 2019. The Company’s direct oil and gas loans are loans to an entity with more than 50% of its revenue related to the well-head, oil in the ground or extracting oil or gas. This includes any activity, product or service related to the oil and gas industry, such as exploration and production, or E&P, drilling, downhole equipment or services, oil field services, machine shops, pump or compressor at the well, midstream companies and midstream service companies. The Company’s indirect oil and gas loans are loans to an entity with a material portion of its revenue (20%-50%) from the type of companies defined above as “direct.” Examples of indirect oil and gas loans include loans to trucking companies, machine shops and commercial real estate with significant reliance on oil and gas companies.

The liability associated with the ACL for unfunded commitments was $3.7 million at March 31, 2020, compared to $378,000 at December 31, 2019 and March 31, 2019. The increase was primarily due to the adoption of CECL and the impact of COVID-19 and oil and gas price declines as discussed above. The economic impact from COVID-19 and oil and gas prices resulted in an approximate increase of 0.08% to the liability associated with the ACL as a percentage of total availability on unfunded commitments.

Noninterest Income

Noninterest income was $4.3 million for the first quarter of 2020,  $3.7 million for the fourth quarter of 2019 and $3.5 million for the first quarter of 2019.  The increase in noninterest income during the first quarter of 2020, as compared to the fourth quarter of 2019 and first quarter of 2019 is primarily due to increased interest rate swap origination fees due to new interest rate swap transactions.

Noninterest Expense

Noninterest expense was $22.1 million for the first quarter of 2020, compared to $22.1 million for the fourth quarter of 2019 and $22.6 million for the first quarter of 2019. The decrease in noninterest expense of $496,000 between the first quarter of 2020 and the first quarter of 2019 was primarily due to lower professional and director fees, predominately legal fees, and lower regulatory fees, partially offset by increased salaries and benefits as a result of annual salary increases and increased employee headcount on a full-time equivalent basis.

Income Taxes

Income tax expense was $1.9 million for the first quarter of 2020,  $2.9 million for the fourth quarter of 2019 and $2.6 million for the first quarter of 2019. The effective tax rates were 19.85% for the first quarter of 2020,  18.69% for the fourth quarter of 2019 and 19.86% for the first quarter of 2019.  The differences between the federal statutory rate of 21% and the effective tax rates were largely attributable to permanent differences primarily related to tax exempt interest and bank-owned life insurance.

Balance Sheet Highlights

Loans

Loans, excluding loans held for sale, were $2.7 billion at March 31, 2020,  $2.6 billion at December  31, 2019 and $2.5 billion at March  31, 2019.

In support of customers financially impacted by COVID-19, the Company began providing short-term loan modifications by offering relief through payment deferrals during the first quarter of 2020. The Company has deferred payments, including principal and interest, totaling $936,000 as of March 31, 2020. These deferral arrangements provide for one-month to six-month deferral periods.

Asset Quality

Nonperforming assets remain low relative to total assets at $1.4 million, or 0.04% of total assets, at March 31, 2020,  compared to $977,000, or 0.03% of total assets, at December  31, 2019 and $3.0 million, or 0.09% of total assets, at March  31, 2019.

Annualized net charge-offs (recoveries) to average loans were (0.05%) for the first quarter of 2020, 0.02% for the fourth quarter of 2019 and 0.03% for the first quarter of 2019.

Deposits and Borrowings

Total deposits were $2.8 billion at March  31, 2020, $2.9 billion at December  31, 2019 and $2.8 billion at March  31, 2019, with the differences due to normal fluctuations in customer activities.

We define total borrowings as the total of repurchase agreements,  Federal Home Loan Bank advances and notes payable. Total borrowings were $51.4 million, $50.5 million and $1.6 million at March  31, 2020,  December  31, 2019 and March  31, 2019, respectively.  Borrowings fluctuated between the first quarter of 2020 and first quarter of 2019 due to increased Federal Home Loan Bank advances to fund loan growth.

Capital

At March  31, 2020,  the Company continued to be well capitalized and maintain strong capital ratios under bank regulatory requirements. The Company’s total risk-based capital ratio was 16.42% at March 31, 2020, compared to 16.41% at December 31, 2019, and 15.41% at March 31, 2019. The Company’s tier 1 leverage ratio was 13.18% at March 31, 2020, compared to 13.11% at December 31, 2019, and 13.02% at March 31, 2019.  The Company’s total shareholders’ equity to total assets was 15.67% at March 31, 2020, 15.40% at December  31, 2019 and 15.19% at March 31, 2019.

Our ratio of tangible equity to tangible assets was 13.51% at March 31, 2020, 13.26% at December  31, 2019 and 12.89% at March  31, 2019.  Tangible equity to tangible assets is a non-GAAP financial measure.  The most directly comparable GAAP financial measure of tangible equity to tangible assets is total shareholders’ equity to total assets. See the table captioned “Non‑GAAP to GAAP Reconciliation” at the end of this press release.

Non-GAAP Financial Measures

The Company’s accounting and reporting policies conform to United States generally accepted accounting principles, or GAAP, and the prevailing practices in the banking industry. The Company’s management also evaluates performance based on certain additional non-GAAP financial measures. The Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows.

This press release contains certain non-GAAP financial measures including “tangible book value,” “tangible book value per common share,” and “tangible equity to tangible assets,” which are supplemental measures that are not required by, or are not presented in accordance with, GAAP. Non-GAAP financial measures do not include operating, other statistical measures or ratios calculated using exclusively financial measures calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the way we calculate the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Please refer to the table titled “Non-GAAP to GAAP Reconciliation” at the end of this earnings release for a reconciliation of these non-GAAP financial measures.

The Company will hold a conference call to discuss results for the quarter ended March 31, 2020 on April 30, 2020 at 8:00 a.m. Central Standard Time. Investors and interested parties may listen to the teleconference via telephone by calling (877) 620-1733 if calling from the U.S. or Canada (or (470) 414-9785 if calling from outside the U.S.).  The conference call ID number is 7692825. To access the live webcast of the conference call, individuals can visit the Investor Relations page of the Company’s website: https://ir.cbtxinc.com/events-and-presentations. An archived edition of the earnings webcast will also be posted on the Company’s website later that day and will remain available to interested parties via the same link for one year.

The conference call will contain forward-looking statements in addition to statements of historical fact. The actual achievement of any forecasted results or the unfolding of future economic or business developments in a way anticipated or projected by the company involves numerous risks and uncertainties that may cause the company’s actual performance to be materially different from that stated or implied in the forward-looking statements. Such risks and uncertainties include, among other things, risks discussed within the “Risk Factors” section of the Company’s most recent Forms 10-Q and 10-K and subsequent 8-Ks.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a  $3.4 billion asset bank, offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiary. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: whether the Company can: manage the economic risks related to the impact of COVID-19 and the recent drop in oil and gas prices (including risks related to its customers’ credit quality, the Company’s ability to borrow, and the impact of a resultant recession generally), and other hazards such as natural disasters and adverse weather, acts of war or terrorism, other pandemics, an outbreak of  hostilities or other international or domestic calamities and the governmental or military response thereto, and other matters beyond the Company’s control; the geographic concentration of our markets in Beaumont and Houston, Texas; manage changes and the continued health or availability of management personnel; the amount of nonperforming and classified assets that the Company holds and the efforts to resolve the nonperforming assets; deterioration of its asset quality; interest rate risks associated with the Company’s business; business and economic conditions generally and in the financial services industry, nationally and within the Company’s primary markets; volatility and direction of oil prices, including risks related to the recent collapse in oil prices, and the strength of the energy industry, generally and within Texas; the composition of the Company’s loan portfolio, including the identity of its borrowers and the concentration of loans in specialized industries, especially the creditworthiness of energy company borrowers; changes in the value of collateral securing the loans; the Company’s ability to maintain important deposit customer relationships and the Company’s reputation; the Company’s ability to maintain effective internal control over financial reporting; the Company’s ability to pursue available remedies in the event of a loan default for loans under the Payment Protection Program (“PPP”) and the risk of holding the PPP loans at unfavorable interest rates as compared to the loans to customers that we would have otherwise lent to; the volatility and direction of market interest rates; liquidity risks associated with the Company’s business; systems failures, interruptions or breaches involving the Company’s information technology and telecommunications systems or third‑party servicers; the failure of certain third-party vendors to perform; the institution and outcome of litigation and other legal proceedings against the Company or to which it may become subject; operational risks associated with the Company’s business; the costs, effects and results of regulatory examinations, investigations, including the ongoing investigation by the Financial Crimes Enforcement Network, or FinCEN, of the U.S. Department of Treasury, or reviews or the ability to obtain the required regulatory approvals; changes in the laws, rules, regulations, interpretations or policies relating to financial institution, accounting, tax, trade, monetary and fiscal matters; governmental or regulatory responses to the COVID-19 pandemic and newly enacted fiscal stimulus that impact the Company’s loan portfolio and forbearance practice; and other governmental interventions in the U.S. financial system that may impact how the Company achieves its performance goals. Additionally, many of these risks and uncertainties are currently elevated by and may or will continue to be elevated by the COVID-19 pandemic. The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) and other reports and statements that the Company has filed with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, actual results may differ materially from what it anticipates. Accordingly, you should not place undue reliance on any such forward looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict which will arise. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Copies of the SEC filings for the Company are available for download free of charge from www.communitybankoftx.com under the Investor Relations tab.

CBTX, INC. AND SUBSIDIARY

Financial Highlights

(In thousands, except per share data and percentages)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Profitability:
Net income	$7,541	$12,636	$13,076	$14,315	$10,490
Basic earnings per share	$0.30	$0.51	$0.52	$0.57	$0.42
Diluted earnings per share	$0.30	$0.50	$0.52	$0.57	$0.42

Return on average assets (1)	0.87%	1.43%	1.53%	1.72%	1.30%
Return on average shareholders' equity (1)	5.64%	9.40%	9.92%	11.30%	8.59%
Net interest margin- tax equivalent (1)	4.06%	4.18%	4.43%	4.53%	4.56%
Efficiency ratio (2)	60.44%	58.96%	56.98%	56.25%	61.34%

Liquidity and Capital Ratios:
Total shareholders' equity to total assets	15.67%	15.40%	15.31%	15.18%	15.19%
Tangible equity to tangible assets (3)	13.51%	13.26%	13.13%	12.96%	12.89%
Common equity tier 1 capital ratio	15.23%	15.52%	14.99%	14.71%	14.53%
Tier 1 risk-based capital ratio	15.23%	15.52%	14.99%	14.71%	14.53%
Total risk-based capital ratio	16.42%	16.41%	15.88%	15.59%	15.41%
Tier 1 leverage ratio	13.18%	13.11%	13.23%	13.12%	13.02%

Other Data:
Weighted average common shares outstanding- Basic	24,926	24,951	24,923	24,921	24,910
Weighted average common shares outstanding- Diluted	25,000	25,071	25,046	25,042	25,054
Common shares outstanding at period end	24,746	24,980	24,923	24,923	24,918
Dividends per share	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per share	$21.70	$21.45	$21.07	$20.59	$20.01
Tangible book value per share (3)	$18.23	$18.01	$17.62	$17.13	$16.54
Employees - full-time equivalents	512	500	504	508	494

(1)Quarterly ratios are annualized.

(2)Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(3)Non‑GAAP financial measure. See the table captioned “Non‑GAAP to GAAP Reconciliation” at the end of this earnings release.

CBTX, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(In thousands)

Balance Sheet Data (at period end):	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Loans, excluding loans held for sale	$2,671,587	$2,639,085	$2,676,824	$2,642,289	$2,544,709
Allowance for credit losses for loans	(31,194)	(25,280)	(25,576)	(25,342)	(24,643)
Loans, net	2,640,393	2,613,805	2,651,248	2,616,947	2,520,066

Cash and equivalents	284,898	372,064	289,399	266,776	276,515
Securities	234,014	231,262	228,061	232,601	228,684
Premises and equipment	50,243	50,875	51,183	51,346	51,453
Goodwill	80,950	80,950	80,950	80,950	80,950
Other intangible assets	4,700	4,938	5,106	5,318	5,538
Loans held for sale	882	1,463	—	1,408	852
Operating lease right-to-use asset	12,577	12,926	12,864	12,355	12,879
Other assets	116,993	110,261	112,774	111,805	106,525
Total assets	$3,425,650	$3,478,544	$3,431,585	$3,379,506	$3,283,462

Noninterest-bearing deposits	$1,195,541	$1,184,861	$1,196,720	$1,201,287	$1,229,172
Interest-bearing deposits	1,596,692	1,667,527	1,547,607	1,537,620	1,521,827
Total deposits	2,792,233	2,852,388	2,744,327	2,738,907	2,750,999

Federal Home Loan Bank advances	50,000	50,000	120,000	90,000	—
Repurchase agreements	1,415	485	1,208	805	1,600
Operating lease liabilities	15,356	15,704	15,513	14,806	15,134
Other liabilities	29,772	24,246	25,317	21,830	17,076
Total liabilities	2,888,776	2,942,823	2,906,365	2,866,348	2,784,809

Total shareholders’ equity	536,874	535,721	525,220	513,158	498,653
Total liabilities and shareholders’ equity	$3,425,650	$3,478,544	$3,431,585	$3,379,506	$3,283,462

CBTX, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income

(In thousands)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Interest income
Interest and fees on loans	$33,617	$35,634	$36,353	$35,608	$33,793
Securities	1,363	1,442	1,436	1,519	1,557
Other interest-earning assets	1,055	1,279	1,212	1,359	1,483
Equity investments	176	213	192	163	152
Total interest income	36,211	38,568	39,193	38,649	36,985
Interest expense
Deposits	3,766	4,463	4,130	3,822	3,584
Federal Home Loan Bank advances	221	316	483	523	64
Repurchase agreements	—	—	1	1	1
Note payable and junior subordinated debt	4	3	4	4	8
Total interest expense	3,991	4,782	4,618	4,350	3,657
Net interest income	32,220	33,786	34,575	34,299	33,328
Provision (recapture) for credit losses
Provision (recapture) for credit losses for loans	4,739	(148)	579	807	1,147
Provision for credit losses for unfunded commitments	310	—	—	—	—
Total provision (recapture) for credit losses	5,049	(148)	579	807	1,147
Net interest income after provision (recapture) for credit losses	27,171	33,934	33,996	33,492	32,181
Noninterest income
Deposit account service charges	1,485	1,587	1,681	1,657	1,629
Card interchange fees	922	1,007	908	941	864
Earnings on bank-owned life insurance	416	430	430	3,721	430
Net gain on sales of assets	123	305	190	69	88
Other	1,381	388	906	915	482
Total noninterest income	4,327	3,717	4,115	7,303	3,493
Noninterest expense
Salaries and employee benefits	14,223	14,264	13,951	14,185	13,822
Occupancy expense	2,424	2,417	2,484	2,338	2,267
Professional and director fees	1,152	1,220	1,455	2,282	2,091
Data processing and software	1,222	1,074	1,121	1,086	1,154
Regulatory fees	103	84	144	446	464
Advertising, marketing and business development	364	452	407	532	440
Telephone and communications	419	506	434	456	378
Security and protection expense	374	364	410	367	323
Amortization of intangibles	221	216	221	225	232
Other expenses	1,587	1,513	1,418	1,486	1,414
Total noninterest expense	22,089	22,110	22,045	23,403	22,585
Net income before income tax expense	9,409	15,541	16,066	17,392	13,089
Income tax expense	1,868	2,905	2,990	3,077	2,599
Net income	$7,541	$12,636	$13,076	$14,315	$10,490

CBTX, INC. AND SUBSIDIARY

Net Interest Margin

(In thousands, except percentages)

	Three Months Ended
	3/31/2020			12/31/2019			3/31/2019
		Interest			Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average	Average	Earned/	Average
	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/
	Balance	Paid	Rate (1)	Balance	Paid	Rate (1)	Balance	Paid	Rate (1)
Assets
Interest-earning assets:
Total loans (2)	$2,634,507	$33,617	5.13%	$2,682,842	$35,634	5.27%	$2,500,788	$33,793	5.48%
Securities	233,917	1,363	2.34%	232,441	1,442	2.46%	231,650	1,557	2.73%
Other interest-earning assets	315,099	1,055	1.35%	300,395	1,279	1.69%	239,281	1,483	2.51%
Equity investments	13,661	176	5.18%	16,140	213	5.24%	12,285	152	5.02%
Total interest-earning assets	3,197,184	$36,211	4.56%	3,231,818	$38,568	4.73%	2,984,004	$36,985	5.03%
Allowance for credit losses for loans	(25,831)			(25,591)			(24,016)
Noninterest-earning assets	296,698			298,615			302,915
Total assets	$3,468,051			$3,504,842			$3,262,903
Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,650,064	$3,766	0.92%	$1,646,883	$4,463	1.08%	$1,544,039	$3,584	0.94%
Federal Home Loan Bank advances	50,000	221	1.78%	68,913	316	1.82%	9,722	64	2.67%
Repurchase agreements	763	—	—	423	—	—	1,856	1	0.22%
Note payable and junior subordinated debt	—	4	—	—	3	—	365	8	4.44%
Total interest-bearing liabilities	1,700,827	$3,991	0.94%	1,716,219	$4,782	1.11%	1,555,982	$3,657	0.95%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,184,776			1,212,939			1,177,086
Other liabilities	44,620			42,406			34,634
Total noninterest-bearing liabilities	1,229,396			1,255,345			1,211,720
Shareholders’ equity	537,828			533,278			495,201
Total liabilities and shareholders’ equity	$3,468,051			$3,504,842			$3,262,903
Net interest income		$32,220			$33,786			$33,328
Net interest spread (3)			3.62%			3.62%			4.08%
Net interest margin (4)			4.05%			4.15%			4.53%
Net interest margin—tax equivalent (5)			4.06%			4.18%			4.56%

(1)Annualized.

(2)Includes average outstanding balances related to loans held for sale.

(3)Net interest spread is the average yield on interest‑earning assets minus the average rate on interest‑bearing liabilities.

(4)Net interest margin is equal to net interest income divided by average interest‑earning assets.

(5)Tax equivalent adjustments of $81,000,  $251,000 and $255,000  for the quarters ended March  31, 2020,  December  31, 2019 and March  31, 2019, respectively, were computed using a federal income tax rate of 21%.

CBTX, INC. AND SUBSIDIARY

Rate/Volume Analysis

(In thousands)

	Three Months Ended March 31, 2020, Compared to
	Three Months Ended December 31, 2019
	Increase (Decrease) due to
(Dollars in thousands)	Rate	Volume	Days	Total
Interest-earning assets:
Total loans	$(988)	$(642)	$(387)	$(2,017)
Securities	(73)	9	(15)	(79)
Other interest-earning assets	(273)	63	(14)	(224)
Equity investments	(2)	(33)	(2)	(37)
Total increase (decrease) in interest income	(1,336)	(603)	(418)	(2,357)
Interest-bearing liabilities:
Interest-bearing deposits	(657)	9	(49)	(697)
Federal Home Loan Bank advances	(5)	(87)	(3)	(95)
Repurchase agreements	—	—		—
Note payable and junior subordinated debt	1	—	—	1
Total increase in interest expense	(661)	(78)	(52)	(791)
Increase (decrease) in net interest income	$(675)	$(525)	$(366)	$(1,566)

	Three Months Ended March 31, 2020, Compared to
	Three Months Ended March 31, 2019
	Increase (Decrease) due to
(Dollars in thousands)	Rate	Volume	Days	Total
Interest-earning assets:
Total loans	$(2,358)	$1,807	$375	$(176)
Securities	(226)	15	17	(194)
Other interest-earning assets	(913)	469	16	(428)
Equity investments	5	17	2	24
Total increase (decrease) in interest income	(3,492)	2,308	410	(774)
Interest-bearing liabilities:
Interest-bearing deposits	(103)	246	39	182
Federal Home Loan Bank advances	(109)	265	1	157
Repurchase agreements	—	(1)	—	(1)
Note payable and junior subordinated debt	—	(4)	—	(4)
Total increase in interest expense	(212)	506	40	334
Increase (decrease) in net interest income	$(3,280)	$1,802	$370	$(1,108)

CBTX, INC. AND SUBSIDIARY

Yield Trend

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Interest-earning assets:
Total loans	5.13%	5.27%	5.43%	5.51%	5.48%
Securities	2.34%	2.46%	2.41%	2.61%	2.73%
Other interest-earning assets	1.35%	1.69%	2.25%	2.48%	2.51%
Equity investments	5.18%	5.24%	4.72%	4.32%	5.02%
Total interest-earning assets	4.56%	4.73%	4.98%	5.07%	5.03%

Interest-bearing liabilities:
Interest-bearing deposits	0.92%	1.08%	1.05%	1.01%	0.94%
Federal Home Loan Bank advances	1.78%	1.82%	2.29%	2.53%	2.67%
Repurchase agreements	—	—	0.38%	0.46%	0.22%
Note payable and junior subordinated debt	—	—	—	—	4.44%
Total interest-bearing liabilities	0.94%	1.11%	1.12%	1.09%	0.95%

Net interest spread (1)	3.62%	3.62%	3.86%	3.98%	4.08%
Net interest margin (2)	4.05%	4.15%	4.39%	4.50%	4.53%
Net interest margin—tax equivalent (3)	4.06%	4.18%	4.43%	4.53%	4.56%

(1)Net interest spread is the average yield on interest‑earning assets minus the average rate on interest‑bearing liabilities.

(2)Net interest margin is equal to net interest income divided by average interest‑earning assets.

(3)Tax equivalent adjustments were computed using a federal income tax rate of 21%.

CBTX, INC. AND SUBSIDIARY

Average Outstanding Balances

(In thousands)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019

Assets
Interest-earning assets:
Total loans (1)	$2,634,507	$2,682,842	$2,655,941	$2,591,928	$2,500,788
Securities	233,917	232,441	234,525	233,339	231,650
Other interest-earning assets	315,099	300,395	215,900	219,639	239,281
Equity investments	13,661	16,140	16,154	15,218	12,285
Total interest-earning assets	3,197,184	3,231,818	3,122,520	3,060,124	2,984,004
Allowance for credit losses for loans	(25,831)	(25,591)	(25,422)	(24,829)	(24,016)
Noninterest-earning assets	296,698	298,615	296,861	299,234	302,915
Total assets	$3,468,051	$3,504,842	$3,393,959	$3,334,529	$3,262,903

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,650,064	$1,646,883	$1,557,503	$1,514,697	$1,544,039
Federal Home Loan Bank advances	50,000	68,913	83,804	83,022	9,722
Repurchase agreements	763	423	1,043	877	1,856
Note payable and junior subordinated debt	—	—	—	—	365
Total interest-bearing liabilities	1,700,827	1,716,219	1,642,350	1,598,596	1,555,982
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,184,776	1,212,939	1,189,087	1,194,645	1,177,086
Other liabilities	44,620	42,406	39,775	32,991	34,634
Total noninterest-bearing liabilities	1,229,396	1,255,345	1,228,862	1,227,636	1,211,720
Shareholders’ equity	537,828	533,278	522,747	508,297	495,201
Total liabilities and shareholders’ equity	$3,468,051	$3,504,842	$3,393,959	$3,334,529	$3,262,903

(1)Includes average outstanding balances of loans held for sale.

CBTX, INC. AND SUBSIDIARY

Loans and Deposits Period End Balances

(In thousands, except percentages)

	3/31/2020		12/31/2019		9/30/2019		6/30/2019		3/31/2019
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%

Loan Portfolio:
Commercial and industrial	$542,650	20.3%	$527,607	19.9%	$523,831	19.5%	$540,084	20.4%	$559,882	21.9%
Real estate:
Commercial real estate	904,395	33.8%	900,746	34.0%	875,329	32.6%	854,513	32.2%	811,742	31.8%
Construction and development	558,343	20.8%	527,812	19.9%	572,276	21.4%	559,672	21.1%	572,861	22.5%
1-4 family residential	276,142	10.3%	280,192	10.6%	287,434	10.7%	281,525	10.6%	281,502	11.0%
Multi-family residential	267,152	10.0%	277,209	10.5%	298,396	11.1%	298,887	11.3%	213,582	8.4%
Consumer	38,133	1.4%	36,782	1.4%	37,975	1.4%	39,803	1.5%	39,072	1.5%
Agriculture	7,520	0.3%	9,812	0.4%	10,836	0.4%	9,923	0.4%	8,915	0.4%
Other	84,076	3.1%	86,513	3.3%	76,860	2.9%	65,471	2.5%	64,215	2.5%
Gross loans	2,678,411	100.0%	2,646,673	100.0%	2,682,937	100.0%	2,649,878	100.0%	2,551,771	100.0%
Less allowance for credit losses	(31,194)		(25,280)		(25,576)		(25,342)		(24,643)
Less deferred fees and unearned discount	(5,942)		(6,125)		(6,113)		(6,181)		(6,210)
Less loans held for sale	(882)		(1,463)		—		(1,408)		(852)
Loans, net	$2,640,393		$2,613,805		$2,651,248		$2,616,947		$2,520,066

Deposits:
Interest-bearing demand accounts	$359,943	12.9%	$369,744	13.0%	$337,746	12.3%	$351,326	12.8%	$352,623	12.8%
Money market accounts	760,036	27.2%	805,942	28.3%	739,436	26.9%	717,883	26.2%	695,968	25.3%
Savings accounts	90,227	3.2%	92,183	3.2%	91,413	3.3%	91,828	3.4%	96,251	3.5%
Certificates and other time deposits, $100,000 or greater	212,341	7.6%	208,018	7.3%	198,561	7.3%	189,741	6.9%	181,507	6.6%
Certificates and other time deposits, less than $100,000	174,145	6.3%	191,640	6.7%	180,451	6.6%	186,842	6.8%	195,478	7.1%
Total interest-bearing deposits	1,596,692	57.2%	1,667,527	58.5%	1,547,607	56.4%	1,537,620	56.1%	1,521,827	55.3%
Noninterest-bearing deposits	1,195,541	42.8%	1,184,861	41.5%	1,196,720	43.6%	1,201,287	43.9%	1,229,172	44.7%
Total deposits	$2,792,233	100.0%	$2,852,388	100.0%	$2,744,327	100.0%	$2,738,907	100.0%	$2,750,999	100.0%

CBTX, INC. AND SUBSIDIARY

Credit Quality

(In thousands, except percentages)

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Nonperforming Assets (at period end):
Nonaccrual loans:
Commercial and industrial	$449	$596	$354	$1,795	$1,390
Real estate:
Commercial real estate	67	67	159	850	862
Construction and development	519	—	—	—	—
1-4 family residential	413	314	629	624	635
Multi-family residential	—	—	—	—	—
Consumer	—	—	—	—	47
Agriculture	—	—	—	—	—
Nonaccrual loans	1,448	977	1,142	3,269	2,934
Accruing loans 90 or more days past due	—	—	—	9	—
Total nonperforming loans	1,448	977	1,142	3,278	2,934
Foreclosed assets	—	—	—	36	41
Total nonperforming assets	$1,448	$977	$1,142	$3,314	$2,975

Allowance for Credit Losses for Loans (at period end):
Commercial and industrial	$9,535	$7,671	$7,470	$7,792	$8,416
Real estate:
Commercial real estate	9,576	7,975	7,788	7,371	6,784
Construction and development	5,795	4,446	4,825	4,579	4,700
1-4 family residential	2,430	2,257	2,338	2,236	2,249
Multi-family residential	2,413	1,699	1,829	2,178	1,457
Consumer	477	388	558	458	357
Agriculture	129	74	82	73	50
Other	839	770	686	655	630
Total allowance for credit losses for loans	$31,194	$25,280	$25,576	$25,342	$24,643

Credit Quality Ratios (at period end):
Nonperforming assets to total assets	0.04%	0.03%	0.03%	0.10%	0.09%
Nonperforming loans to total loans	0.05%	0.04%	0.04%	0.12%	0.12%
Allowance for credit losses for loans to nonperforming loans	2,154.28%	2,587.51%	2,239.58%	773.09%	839.91%
Allowance for credit losses for loans to total loans	1.17%	0.96%	0.96%	0.96%	0.97%

CBTX, INC. AND SUBSIDIARY

Allowance for Credit Losses for Loans

(In thousands, except percentages)

	Three Months Ended
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Analysis of Allowance for Credit Losses for Loans

Allowance for credit losses for loans at beginning of period	$25,280	$25,576	$25,342	$24,643	$23,693

Adoption of CECL	874	—	—	—	—

Provision (recapture)	4,739	(148)	579	807	1,147

Net (charge-offs) recoveries
Commercial and industrial	398	(205)	(374)	22	(206)
Real estate:
Commercial real estate	—	(1)	33	2	2
Construction and development	—	—	—	—	—
1-4 family residential	1	—	1	(11)	1
Consumer	(99)	47	(1)	(78)	6
Agriculture	—	10	—	—	—
Other	1	1	(4)	(43)	—
Total net (charge-offs) recoveries	301	(148)	(345)	(108)	(197)

Allowance for credit losses for loans at end of period	$31,194	$25,280	$25,576	$25,342	$24,643

Net charge-offs (recoveries) to average loans (1)	(0.05%)	0.02%	0.05%	0.02%	0.03%

(1)Annualized.

CBTX, INC. AND SUBSIDIARY

Non‑GAAP to GAAP Reconciliation

(In thousands, except per share data and percentages)

Our accounting and reporting policies conform to GAAP and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional non‑GAAP financial measures. We classify a financial measure as being a non‑GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are not included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Non‑GAAP financial measures do not include operating, other statistical measures or ratios calculated using exclusively financial measures calculated in accordance with GAAP. Non‑GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the way we calculate the non‑GAAP financial measures may differ from that of other companies reporting measures with similar names.

We calculate tangible equity as total shareholders’ equity, less goodwill and other intangible assets, net of accumulated amortization, and tangible book value per share as tangible equity divided by shares of common stock outstanding at the end of the relevant period. The most directly comparable GAAP financial measure for tangible book value per share is book value per share.

We calculate tangible assets as total assets less goodwill and other intangible assets, net of accumulated amortization. The most directly comparable GAAP financial measure for tangible equity to tangible assets is total shareholders’ equity to total assets.

We believe that tangible book value per share and tangible equity to tangible assets are measures that are important to many investors in the marketplace who are interested in book value per share and total shareholders’ equity to total assets, exclusive of change in intangible assets.

The following table reconciles, as of the dates set forth below, total shareholders’ equity to tangible equity, total assets to tangible assets and presents book value per share, tangible book value per share, tangible equity to tangible assets and total shareholders’ equity to total assets:

	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Tangible Equity
Total shareholders’ equity	$536,874	$535,721	$525,220	$513,158	$498,653
Adjustments:
Goodwill	80,950	80,950	80,950	80,950	80,950
Other intangibles	4,700	4,938	5,106	5,318	5,538
Tangible equity	$451,224	$449,833	$439,164	$426,890	$412,165
Tangible Assets
Total assets	$3,425,650	$3,478,544	$3,431,585	$3,379,506	$3,283,462
Adjustments:
Goodwill	80,950	80,950	80,950	80,950	80,950
Other intangibles	4,700	4,938	5,106	5,318	5,538
Tangible assets	$3,340,000	$3,392,656	$3,345,529	$3,293,238	$3,196,974

Common shares outstanding	24,746	24,980	24,923	24,923	24,918

Book value per share	$21.70	$21.45	$21.07	$20.59	$20.01
Tangible book value per share	$18.23	$18.01	$17.62	$17.13	$16.54
Total shareholders’ equity to total assets	15.67%	15.40%	15.31%	15.18%	15.19%
Tangible equity to tangible assets	13.51%	13.26%	13.13%	12.96%	12.89%

Investor Relations:

Justin M.  Long

281.325.5013

investors@CBoTX.com

Media Contact:

Ashley Warren

713.210.7622

awarren@CBoTX.com